                                   EXHIBIT 11

                                 APOLLON, INC.
                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
       FOR EACH OF THE THREE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    ------------------------------
                                                                                      1994       1995       1996
                                                                                    ---------  ---------  ---------
Net loss allocable to common stockholders.........................................  $  (8,361) $    (925) $  (3,378)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Weighted average of common shares outstanding.....................................    552,895    553,454    565,611

Dilutive effect of options issued within one year of filing at a price below the
  estimated IPO price.............................................................     45,256     45,256     45,256
                                                                                    ---------  ---------  ---------
Shares used in calculating primary and fully diluted loss per share...............    598,151    598,710    610,867
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Loss per share....................................................................  $  (13.98) $   (1.54) $   (5.53)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

                              APOLLON, INC.
              STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
   FOR EACH OF THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
            (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)




                                       Nine Months Ended September 30,
                                       -------------------------------
                                           1996               1997
                                        ---------           --------

Net loss allocable to
 common stockholders                  $     (3,795)      $     (10,454)
                                     ---------------    ---------------
                                     ---------------    ---------------

Weighted average of
 common shares
 outstanding                               561,192             644,514

Dilutive effect of
 options issued within
 one year of filing at a
 price below the
 estimated IPO price                        45,256              45,256
                                     ---------------    ---------------
Shares used in
 calculating primary
 and fully diluted loss
 per share                                 606,448             689,770
                                    ---------------      ---------------
                                    ---------------      ---------------

Loss per share                       $       (6.26)      $      (15.16)
                                    ---------------      ---------------
                                    ---------------      ---------------

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